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                                                                    EXHIBIT 23.5

To the Shareholders of Grupo Marca Tel, S.A. de C.V.:

We have audited the accompanying consolidated balance sheets of GRUPO MARCA TEL, S.A. DE C.V. and subsidiaries ("the Company"), stated in U.S. dollars, as of December 31, 1998 and 1997, and the related consolidated statements of income, statements of changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grupo Marca Tel, S.A. de C.V. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in accordance with the accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 9, the Company has incurred significant operating losses during the years ended December 31, 1998 and 1997, current liabilities exceed current assets by $27,858,588 and it has accumulated losses of $42,717,907 at December 31, 1998, representing a reduction of more than two thirds of its capital stock, which may result in a situation of dissolution according to the Mexican General Law of Mercantile Organizations. This action could be requested by an interested party through a judicial order, however Siemens Credit Corporation, the creditor representing approximately 77% of the company's total liabilities has expressed interest in financially supporting the company by renegotiating the debt as is described in
Note 5. Additionally, Siemens Credit Corporation participates in the capital stock in the company with neutral shares (Series "L"). Rights of Series "L" shares are described in Note 7. Realization of the carrying amounts of the company's assets and the classification of its liabilities are dependent on the success of future operations.


                                       /s/ Arthur Andersen

Monterrey, N.L.
February 28, 1999